Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FAIRPOINT COMMUNICATIONS, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

FairPoint Communications, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: that the Seventh Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on May 10, 2002 (the “Amended and Restated Certificate of Incorporation”);

SECOND:  that Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation has been amended by inserting the succeeding paragraphs immediately following the first paragraph of Article Fourth:

“Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of the Corporation’s Class A Common Stock issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into 0.18948827 shares of Class A Common Stock.  Any stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class A Common Stock as equals (A) the product obtained by multiplying the number of shares of Class A Common Stock represented by such certificate immediately prior to the Effective Time by 0.18948827 minus (B) any fractional shares of Class A Common Stock issuable in connection with such reclassification and conversion.  The Corporation shall, in lieu of issuing fractional shares of Class A Common Stock in connection with such reclassification and conversion, pay to each stockholder who would otherwise be entitled to receive a fractional share of Class

A Common Stock an amount in cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock computed to the nearest whole cent promptly following the Effective Time.

Upon the Effective Time, each share of the Corporation’s Class C Common Stock issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into 0.18948827 shares of Class C Common Stock.  Any stock certificate that, immediately prior to the Effective Time, represented shares of Class C Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Class C Common Stock as equals (A) the product obtained by multiplying the number of shares of Class C Common Stock represented by such certificate immediately prior to the Effective Time by 0.18948827 minus (B) any fractional shares of Class C Common Stock issuable in connection with such reclassification and conversion.  The Corporation shall, in lieu of issuing fractional shares of Class C Common Stock in connection with such reclassification and conversion, pay to each stockholder who would otherwise be entitled to receive a fractional share of Class C Common Stock an amount in cash equal to such fraction multiplied by the fair market value of a share of Class C Common Stock computed to the nearest whole cent promptly following the Effective Time.”

THIRD:  that such amendment has been duly adopted in accordance with the provisions of Section 242 and 228 of the DGCL; and

FOURTH:  that the effective date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be January 28, 2005.

[Signature page follows]

IN WITNESS WHEREOF, I have signed this certificate this 28th day of January, 2005.

FairPoint Communications, Inc.

By:	/s/ Timothy W. Henry
Name: Timothy W. Henry
Title: Vice President of Finance and
Treasurer